Harbinger Group Inc. Reports Third Quarter Fiscal 2013 Results

Revenues Up 39%, Operating Income Increased 124% from Prior Year Period

Results Reflect Continued Success and Strong Trajectory Across All Operating Segments

HGI Board Authorized $50 Million Stock Repurchase Program Underscoring Commitment to Realizing and Building Long Term Value
NEW YORK - August 8, 2013 -- Harbinger Group Inc. ("HGI"; NYSE: HRG), a diversified holding company focused on acquiring and growing attractive businesses, today announced its consolidated results for the third quarter of Fiscal 2013 ended on June 30, 2013 (the "Fiscal 2013 Quarter"). The results include HGI's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which includes Fidelity & Guaranty Life Holdings, Inc. (“FGL”) and Front Street Re, Ltd. ("FSR");

•	Energy, which includes the company's EXCO/HGI Joint Venture (the "EXCO/HGI JV"); and

•	Financial Services, which includes Salus Capital Partners, LLC (“Salus”) and Five Island Asset Management, LLC ("Five Island").
Philip Falcone, HGI Chairman and Chief Executive Officer, said, “HGI performance this quarter demonstrates the value of our diversified holding company model and the strength of our underlying operating subsidiaries, as they continue to execute on their business strategies. HGI remains well positioned for the future and we look forward to continuing to grow the powerful platform we have built and increasing shareholder value.”
Omar Asali, President of HGI, said, “We had a strong quarter operationally as evidenced by the 39% increase in revenues and a 124% increase in operating income. Operating income at our Consumer Products segment increased by 22% as a result of the continued positive performance of Spectrum Brands, including the successful integration of the Hardware and Home Improvement business ("HHI"). The Insurance segment generated operating income of just over $78.5 million, compared to a small loss in the Fiscal 2012 quarter. Additionally, both the Energy segment, which we established in February, and Financial Services continue to ramp up nicely. We see significant value in each of our operating businesses and strong growth potential, and we expect that HGI will continue to benefit from their success."
Separately, HGI announced today that its Board of Directors approved a share repurchase program of up to $50 million of HGI common stock. This stock repurchase program underscores HGI's ability to act opportunistically and capitalize on the significant value it sees in HGI and HGI's underlying businesses.
Third Quarter Fiscal 2013 Results Highlights:

•	HGI recorded total revenues of $1.4 billion for the Fiscal 2013 Quarter, an increase of $398.4 million, or 39.4% from the third quarter of Fiscal 2012 (the "Fiscal 2012 Quarter").

•	Consolidated operating income was $182.6 million in the Fiscal 2013 Quarter, compared to $81.5 million in the Fiscal 2012 Quarter, an increase of $101.1 million (124.0%).

•
Net income attributable to common and participating preferred stockholders increased to $91.6 million, or $0.45 per common share attributable to controlling interest ($0.25 diluted), compared to a net loss of $149.1 million, or $1.07 per common share attributable to controlling interest ($1.07 diluted), in the Fiscal 2012 Quarter.

•
Fiscal 2013 Quarter results include a $52.6 million gain from the change in the fair value of the equity conversion feature of preferred stock which was the result of HGI's stock price decreasing 8.7% from $8.26 to $7.54 per share during the quarter; $20.4 million of realized investment gains in the Insurance segment; and tax expense of $36.8 million.

•
Spectrum Brands paid a quarterly common stock dividend of $0.25 per share on May 14, 2013, resulting in $7.6 million in dividends to HGI. Through the nine months ended June 30, 2013, HGI received dividends of approximately $108.7 million from its subsidiaries, including $93.0 million, $15.0 million and $0.7 million from FGL, Spectrum Brands and Salus, respectively. The FGL dividend of $93.0 million includes the special dividend of $73.0 million paid out of the proceeds from the $300.0 million aggregate principal amount of the FGL notes.

•
HGI ended the quarter with corporate cash and short-term investments of approximately $122.0 million (primarily held at HGI and HGI Funding, LLC), which supports HGI's business strategy and growth of existing businesses.

•
Subsequent to quarter-end, HGI completed a successful tack-on notes offering of $225.0 million in senior-secured notes. The offering was approximately 4x over-subscribed and upsized from an initial offering of $150.0 million in senior secured notes.

Quarterly Segment Highlights:

•
Consumer Products segment operating income for the Fiscal 2013 Quarter increased by $20.5 million, or 21.5%, to $115.7 million from $95.2 million in the Fiscal 2012 Quarter, and adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") increased by 1.9% to $188.5 million from $185.0 million. See Non- GAAP measures below for more details.

•	On April 8, 2013, Spectrum Brands completed the acquisition of the Taiwanese residential lockset business, Tong Lung Metal Industry, closing the second and final stage of the acquisition of HHI.

•	Insurance segment operating income for the Fiscal 2013 Quarter increased $80.0 million, to $78.5 million from an operating loss of $1.5 million for the Fiscal 2012 Quarter.

•
On July 17, 2013, Standard & Poor's Ratings Services upgraded Fidelity & Guaranty Life to investment grade financial strength (BBB- from BB+) with a positive outlook. Fidelity & Guaranty Life continued to deliver strong GAAP and statutory results, with GAAP book value (ex AOCI) increasing approximately 63% from the Fiscal 2012 Quarter, and statutory total adjusted capital increasing approximately 32%.

•
Energy segment oil and natural gas revenues were $37.8 million for the Fiscal 2013 Quarter and operating income for the Fiscal 2013 Quarter was $4.8 million. Energy segment Adjusted EBITDA for the Fiscal 2013 Quarter was $16.0 million. See Non-GAAP measures below for more details.

•
Financial Services segment reported operating income of $4.1 million in the Fiscal 2013 Quarter, compared to $0.5 million during the Fiscal 2012 Quarter. Salus Capital Partners closed on seven transactions in Fiscal 2013 Quarter bringing the total number of deals since inception to 40 and cumulative committed capital to over $800 million.

Detail on Third Quarter Fiscal 2013 Results:
HGI's consolidated revenues for the Fiscal 2013 Quarter were $1.4 billion, compared to $1.0 billion for the Fiscal 2012 Quarter. The increase was primarily driven by the HHI acquisition in the Consumer Products segment, and to a lesser extent, realized and unrealized gains on derivative instruments, contributions from the newly formed EXCO/HGI JV, and new business activity in the Financial Services segment.
HGI's consolidated operating income for the Fiscal 2013 Quarter increased by $101.1 million, or 124.0%, to $182.6 million from $81.5 million for the Fiscal 2012 Quarter. The increase was primarily the result of favorable investment gains in the Insurance segment, the HHI acquisition in the Consumer Products segment, and new business activity in the Energy and Financial Services segments. The increase was offset in part by increased salary and overhead costs in the Corporate segment to support growth in the business.
HGI reported a net income attributable to common stockholders of $91.6 million, or $0.45 per common share attributable to controlling interest ($0.25 diluted), compared to a net loss of $149.1 million, or $1.07 per common share attributable to controlling interest ($1.07 diluted), in the Fiscal 2012 Quarter.
HGI's Fiscal 2013 Quarter results include a $52.6 million gain from the change in the fair value of the equity conversion feature of preferred stock, which was the result of HGI's stock price decreasing 8.7% from $8.26 to $7.54 per share during the quarter and tax expense of $36.8 million resulting in an effective tax rate of 23.7%.

Consumer Products:
Consumer Products net sales for the Fiscal 2013 Quarter increased $265.0 million, or 32.1%, to $1.09 billion from $824.8 million in the Fiscal 2012 Quarter. The increase was primarily due to sales from the HHI acquisition. The increase was offset in part by a decline in household insect control sales in the Home and Garden product line due to the late arrival of warm weather that resulted in a delay to the major selling season for these products; the planned exit from marginally profitable products in small appliances, largely in North America; and lower consumer battery sales resulting from the non-recurrence of promotions and inventory management at key retailers.
In its second full quarter since the acquisition by Spectrum Brands on December 17, 2012, the hardware and home improvement products category recorded net sales of $285.2 million, an increase of 12.7% compared to $253.0 million as if combined with the Consumer Products segment in the Fiscal 2012 Quarter. The revenue growth was primarily driven by double-digit improvements in the product category's U.S. residential security and plumbing businesses. The hardware and home improvement product category recorded net income, as adjusted, of $40.1 in the Fiscal 2013 Quarter. The Adjusted EBITDA margin for the hardware and home improvement product category in the Fiscal 2013 Quarter approached 18.6%. The integration of HHI is on track and proceeding well.
Gross profit, representing Consumer Products' net sales minus its cost of goods sold, for the Fiscal 2013 Quarter was $382.8 million compared to $291.7 million for the Fiscal 2012 Quarter. The HHI acquired products contributed $101.4 million in gross profit. Spectrum Brands' gross profit margin, representing gross profit as a percentage of its net sales, for the Fiscal 2013 Quarter decreased slightly to 35.1% from 35.4% for the Fiscal 2012 Quarter. The decrease in gross profit margin was driven by unfavorable product mix and increased product costs.
Consumer Products operating income increased $20.5 million to $115.7 million in the Fiscal 2013 Quarter compared to $95.2 million in the Fiscal 2012 Quarter. The increase was due to the HHI acquisition contributing $39.4 million of operating income, which was partially offset by additional selling, acquisition, operating and general expenses from the inclusion of HHI and a decrease in the global batteries and appliances businesses profit due to decreased sales; unfavorable product mix and pricing pressures in the U.S.
Adjusted EBITDA-Consumer Products for the Fiscal 2013 Quarter was $188.5 million, an increase of 1.9% compared to $185.0 million in the Fiscal 2012 Quarter, including the HHI acquisition in the prior year period on a pro forma basis, reflecting higher sales, synergy benefits and cost reduction initiatives. Adjusted EBITDA-Consumer Products as a percentage of Consumer Products net sales improved slightly to 17.3% versus 17.2% in the Fiscal 2012 Quarter, including the HHI acquisition in the prior year period on a pro forma basis. Legacy Spectrum Brands' Adjusted EBITDA-Consumer Products of $135.5 million in the Fiscal 2013 Quarter represented the eleventh consecutive quarter of year-over-year adjusted EBITDA growth, starting with the first quarter of fiscal 2011. Adjusted EBITDA-Consumer Products is a non-GAAP measure that excludes interest, income tax expense, restructuring and related charges, acquisition and integration related charges, and depreciation and amortization expenses - see “Non-GAAP Measures” and a reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's operating income below.
For more information on HGI's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings, including Spectrum Brands' third quarter earnings announcement, by visiting Spectrum Brands' filings with the Securities & Exchange Commission at www.sec.gov.
Insurance:
The insurance segment recorded annuity sales, which for GAAP purposes are recorded as deposit liabilities (i.e. contract holder funds), for the Fiscal 2013 Quarter of $270.8 million compared to $468.0 million in the Fiscal 2012 Quarter. On a sequential basis, annuity sales increased 11% as compared to the Fiscal 2013 second quarter. During the Fiscal 2013 Quarter, FGL refreshed its flagship Prosperity Elite fixed deferred index annuity and launched a new traditional fixed annuity, Simplicity Elite, targeted at solving income distribution needs for seniors.
The insurance segment reported operating income of $78.5 million for the Fiscal 2013 Quarter versus an operating loss of $1.5 million for the Fiscal 2012 Quarter. During the Fiscal 2013 Quarter the revaluation of liabilities to reflect increased interest rates resulted in an increase in operating income of $52.3 million quarter over quarter. In the Fiscal

2012 Quarter, a one-time charge in connection with FGL's use of the U.S. Social Security Administration's Death Master File to identify potential life insurance claims reduced operating earnings by $11.0 million.
The segment recorded adjusted operating income of $23.7 million (pre-tax) for the Fiscal 2013 Quarter, an increase of $20.3 million from $3.4 million for the Fiscal 2012 Quarter. The increase is primarily due to the absence of the one-time $11.0 million net increase in the claims liability recorded in the prior year quarter as referenced above. Adjusted operating income is a non-GAAP insurance industry measure that eliminates the impact of realized investment gains (losses), the effect of interest rate changes on the fixed indexed annuities ("FIA") embedded derivative liability, and the effects of acquisition-related reinsurance transactions - see “Non-GAAP Measures” and a reconciliation of adjusted operating income to the Insurance segment's operating income below.
FGL has approximately $17.4 billion of assets under management as of June 30, 2013, compared to $18.1 billion as of March 31, 2013. The investment portfolio continues to be conservatively positioned in its credit and duration profile and well matched against its liabilities.
As of June 30, 2013, HGI's Insurance segment had a net GAAP book value of $1,110.3 million (excluding AOCI of $175.4 million). As of June 30, 2013, the Insurance segment's investment portfolio had $469.3 million in net unrealized gains on a GAAP basis.
Estimated risk-based capital (RBC) ratio at June 30, 2013 remained in excess of 350%. FGL's statutory total adjusted capital at June 30, 2013 was approximately $1,167.0 million.
In July, Standard & Poor's Rating Services upgraded the FGL insurance operating subsidiaries to investment grade recognizing the businesses' improved capital position, strong operating performance and competitive positions.
Energy:
Oil and natural gas revenues were $37.8 million for the Fiscal 2013 Quarter. Operating income for the Fiscal 2013 Quarter was $4.8 million. Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") for the Fiscal 2013 Quarter was $16.0 million. Adjusted EBITDA-Energy is a non-GAAP measure that excludes non-recurring other operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation - see “Non-GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.
For the Fiscal 2013 Quarter, the Energy segment's production net was 119 MBbl of oil, 126 MBbl of natural gas liquids and 5,953.0 Mmcf of natural gas. For the period from inception to June 30, 2013, the Energy segment's production was 177 MBbl of oil, 180 MBbl of natural gas liquids and 8,726 Mmcf of natural gas.
Financial Services:
Financial Services reported operating income of $4.1 million in the Fiscal 2013 Quarter, compared to $0.5 million during the Fiscal 2012 Quarter. The growth in operating income was the result of an increase in asset-backed loans originated by Salus, from $145.5 million in the Fiscal 2012 Quarter, to $586.4 million in the Fiscal 2013 Quarter. In the Fiscal 2013 Quarter, Salus closed on seven transactions, bringing the total number of deals since inception to 40 and cumulative committed capital to over $800 million.
Also contributing to operating income in the Fiscal 2013 Quarter was an increase in asset management fees earned from Five Island, a recently formed, wholly-owned asset management company. The infrastructure and operational build out of Five Island continued during the Fiscal 2013 Quarter with Eli Ullum, joining as Portfolio Manager on July 8, 2013.
About Harbinger Group Inc.
Harbinger Group Inc. (“HGI”; NYSE: HRG) is a diversified holding company. HGI's principal operations are conducted through companies that: offer life insurance and annuity products; branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect repellents); and asset-backed loans; and own energy assets. HGI is principally focused on acquiring controlling and other equity stakes in businesses across a diversified range of industries and growing its existing businesses. In addition to HGI's intention to acquire controlling equity interests, HGI may also from time to time make investments in debt instruments and acquire minority equity interests in companies. Harbinger Group Inc. is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HGI, visit: www.harbingergroupinc.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding our subsidiaries' ability to pay dividends. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HGI's management and the management of HGI's subsidiaries (including target businesses). Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will” “could,” “might,” or “continues” or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HGI's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, HGI and its subsidiaries ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HGI or HGI subsidiaries, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management's plans, changes in regulations, taxes and the those forward looking statements included under the caption “Risk Factors” in HGI's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed during fiscal 2013. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. HGI does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
Non-GAAP Measures
Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable GAAP measures are included herein.
Our Consumer Products segment uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”), a non-GAAP financial measure. Management believes that Adjusted EBITDA-Consumer Products is significant to gaining an understanding of Spectrum Brands' results as it is frequently used by the financial community to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Consumer Products can also be a useful measure of our Consumer Product segment's ability to service debt and is one of the measures used for determining Spectrum Brand's debt covenant compliance. Adjusted EBITDA-Consumer Products excludes certain items that are unusual in nature or not comparable from period to period.
Our Insurance segment uses Adjusted Operating Income, a non-GAAP financial measure frequently used throughout the insurance industry. Adjusted Operating Income is calculated by adjusting the reported insurance segment operating income to eliminate the impact of net investment gains, excluding gains and losses on derivatives and including net other-than-temporary impairment losses recognized in operations, the effect of changes in the rates used to discount the FIA embedded derivative liability and the effects of acquisition-related reinsurance transactions. While these adjustments are an integral part of the overall performance of our Insurance Segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our Insurance segment's operations.
Our Energy segment uses adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Energy”), a non-GAAP financial measure. Management believes that Adjusted EBITDA-Energy is significant to gaining an understanding of the EXCO/HGI Partnership's results as it is frequently used by the financial community and management to provide insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA-Energy excludes certain items that are unusual in nature or not comparable from period to period such as accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.

For further information contact:

For investor inquiries: Harbinger Group Inc. Investor Relations Tara Glenn Tel: 212.906.8560 Email: investorrelations@harbingergroupinc.com	For media inquires: Jamie Tully or Michael Henson Sard Verbinnen & Co Tel: 212.687.8080

Source: Harbinger Group Inc.
(Tables Follow)

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	June 30, 2013	September 30, 2012
	(Unaudited)
ASSETS
Investments:
Fixed maturities	$15,578.3	$16,088.9
Equity securities	337.0	394.9
Derivatives	227.4	200.7
Asset-backed loans	430.2	180.1
Other invested assets	27.6	53.8
Total investments	16,600.5	16,918.4
Cash and cash equivalents	1,243.7	1,470.7
Receivables, net	611.3	414.4
Inventories, net	707.3	452.6
Accrued investment income	159.9	191.6
Reinsurance recoverable	2,371.0	2,363.1
Deferred tax assets	279.9	312.7
Properties, including oil and natural gas properties, net	999.4	221.6
Goodwill	1,470.2	694.2
Intangibles, including DAC and VOBA, net	2,649.9	1,988.5
Other assets	271.9	172.6
Total assets	$27,365.0	$25,200.4

LIABILITIES AND EQUITY

Insurance reserves:
Contractholder funds	$15,342.6	$15,290.4
Future policy benefits	3,576.2	3,614.8
Liability for policy and contract claims	66.9	91.1
Funds withheld from reinsurers	39.5	54.7
Total insurance reserves	19,025.2	19,051.0
Debt	4,554.3	2,167.0
Accounts payable and other current liabilities	843.4	754.2
Equity conversion feature of preferred stock	147.3	232.0
Employee benefit obligations	114.1	95.1
Deferred tax liabilities	508.4	382.4
Other liabilities	439.6	600.6
Total liabilities	25,632.3	23,282.3

Commitments and contingencies

Temporary equity:
Redeemable preferred stock	325.4	319.2

Harbinger Group Inc. stockholders' equity:
Common stock	1.4	1.4
Additional paid-in capital	834.3	861.2
Retained earnings (Accumulated deficit)	9.7	(98.2)
Accumulated other comprehensive income	140.0	413.2
Total Harbinger Group Inc. stockholders' equity	985.4	1,177.6
Noncontrolling interest	421.9	421.3
Total permanent equity	1,407.3	1,598.9
Total liabilities and equity	$27,365.0	$25,200.4

HARBINGER GROUP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Nine months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
	(Unaudited)		(Unaudited)
Revenues:
Net consumer product sales	$1,089.8	$824.8	$2,947.8	$2,419.9
Oil and natural gas	37.8	—	54.5	—
Insurance premiums	19.0	12.1	46.9	42.2
Net investment income	189.6	179.2	539.7	539.0
Net investment gains (losses)	58.3	(12.9)	411.5	254.6
Insurance and investment product fees and other	16.1	9.0	44.4	28.2
Total revenues	1,410.6	1,012.2	4,044.8	3,283.9
Operating costs and expenses:
Consumer products cost of goods sold	707.0	533.1	1,954.0	1,584.1
Oil and natural gas direct operating costs	18.1	—	26.9	—
Benefits and other changes in policy reserves	107.2	141.0	431.7	559.7
Selling, acquisition, operating and general expenses	310.7	213.6	879.6	692.4
Amortization of intangibles	85.0	43.0	220.6	158.5
Total operating costs and expenses	1,228.0	930.7	3,512.8	2,994.7
Operating income	182.6	81.5	532.0	289.2
Interest expense	(83.9)	(54.4)	(302.7)	(194.4)
Gain (loss) from the change in the fair value of the equity conversion feature of preferred stock	52.6	(125.5)	81.9	(124.0)
Gain on contingent purchase price reduction	—	—	—	41.0
Other income (expense), net	4.2	(17.5)	(7.7)	(26.0)
Income (loss) from continuing operations before income taxes	155.5	(115.9)	303.5	(14.2)
Income tax expense (benefit)	36.8	(5.8)	167.2	50.6
Net income (loss)	118.7	(110.1)	136.3	(64.8)
Less: Net income (loss) attributable to noncontrolling interest	15.1	25.0	(8.1)	18.8
Net income (loss) attributable to controlling interest	103.6	(135.1)	144.4	(83.6)
Less: Preferred stock dividends and accretion	12.0	14.0	36.3	45.6
Net income (loss) attributable to common and participating preferred stockholders	$91.6	$(149.1)	$108.1	$(129.2)

Net income (loss) per common share attributable to controlling interest:

Basic	$0.45	$(1.07)	$0.54	$(0.93)
Diluted	$0.25	$(1.07)	$0.30	$(0.93)

HARBINGER GROUP INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported operating income of the consumer products segment to calculate its Adjusted EBITDA:

	Three months ended		Nine months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
	(Unaudited)		(Unaudited)
Reported operating income - consumer products segment	$115.7	$95.2	$236.1	$234.2
Add: Other expense not included above	(2.6)	(2.2)	(7.9)	(2.2)
Add back:
HHI Business inventory fair value adjustment	—	—	31.0	—
Pre-acquisition earnings of HHI Business	—	52.5	30.3	130.1
Restructuring and related charges	13.2	3.9	27.7	15.9
Acquisition and integration related charges	7.7	5.2	40.5	20.6
Venezuela devaluation	—	—	2.0	—
Adjusted EBIT - consumer products segment	134.0	154.6	359.7	398.6
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	16.4	9.8	42.6	28.7
Amortization of intangibles	20.3	16.1	57.5	46.5
Stock-based compensation	17.8	4.5	32.6	15.8
Adjusted EBITDA - consumer products segment	$188.5	$185.0	$492.4	$489.6

The table below shows the adjustments made to the reported operating income of the Energy segment to calculate its Adjusted EBITDA:

	Three months ended	Nine months ended
	June 30, 2013	June 30, 2013
	(Unaudited)	(Unaudited)
Reported operating income - energy segment	$4.8	$5.3
Depreciation, amortization and depletion	12.7	18.5
EBITDA - energy segment	17.5	23.8
Accretion of discount on asset retirement obligations	0.4	0.7
Realized loss on derivative financial instruments	(1.9)	(1.3)
Adjusted EBITDA - energy segment	$16.0	$23.2

The table below shows the adjustments made to the reported operating income (loss) of the insurance segment to calculate its pretax adjusted operating income:

	Three months ended		Nine months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
	(Unaudited)		(Unaudited)
Reported operating income - insurance segment	$78.5	$(1.5)	$351.5	$89.5
Effect of investment gains, net of offsets	(20.4)	(17.2)	(206.1)	(72.2)
Effect of change in FIA embedded derivative discount rate, net of offsets	(34.4)	17.9	(58.8)	10.8
Effects of transaction-related reinsurance	—	4.2	—	11.8
Adjusted operating income - insurance segment	$23.7	$3.4	$86.6	$39.9